                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 20, 1996
                                                         -----------------


                         PHYSICIAN SALES & SERVICE, INC.
                         -------------------------------
             (Exact name of registrant as specified in its charter)




    Florida                            0-23832                   59-2280364
---------------                      -----------             -------------------
(State or other                      (Commission               (IRS Employer
jurisdiction of                      File Number)            Identification No.)
incorporation)



             7800 Belfort Parkway, Suite 250, Jacksonville, Florida
      ---------------------------------------------------------------------
       32256 (Address, including zip code, of principal executive offices)

                                 (904) 281-0011
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The table below sets forth for each of the fiscal years 1994 through 1996 certain financial information. The following financial information gives retroactive effect to the mergers (the "Mergers") with Taylor Medical, Inc. ("Taylor") and X-ray Corporation of Georgia ("X-ray GA"). Included is pro forma net income and net income per share excluding merger costs and expenses and restructuring charges.


                                                                        Fiscal Year Ended
                                                         ----------------------------------------------
                                                           1994                1995              1996
                                                         --------            ---------         --------
                                                          (Dollars in thousands, except per share data)
Income Statement Data:
  Net sales                                              $351,203            $413,301          $529,024
  Gross profit                                            105,968             119,613           149,664
  Selling and G&A expenses                                 99,147             111,492           130,966
  Restructuring charges (1)                                   308               4,389              -
  Merger costs and expenses (2)                              -                   -               15,732
  Earnings before interest and taxes                        7,339               5,639             4,552
  Net income (loss) before
    extraordinary item                                      1,487                (847)            1,339
  Extraordinary loss, net of tax (3)                          327                -                 -
                                                         ----------------------------------------------
  Net income (loss)                                      $  1,160            $   (847)         $  1,339
                                                         ==============================================
  Net income (loss) per share before
    extraordinary item                                   $   0.08            $  (0.04)         $   0.04
  Extraordinary loss per share, net of tax                 (0.02)                -                 -
                                                         ----------------------------------------------
  Net income (loss) per share                            $   0.06            $  (0.04)         $   0.04
                                                         ==============================================
  Unaudited pro forma net income
    excluding merger costs and expenses
    and restructuring charges                            $  1,468            $  2,042          $ 12,746
                                                         ==============================================
  Unaudited pro forma net income per share
    excluding merger costs and expenses
    and restructuring charges                            $   0.08            $   0.08          $   0.41
                                                         ==============================================
  Weighted average shares outstanding                      17,772              23,762            31,454
                                                         ==============================================

(1) The fiscal 1995 restructuring charge of $4,389 reflects Taylor management's assessment of the underrealization of future benefits related to certain intangible assets. The fiscal 1994 restructuring charge of $308 resulted from Taylor's consolidation of an acquisition.
(2) Merger costs and expenses reflect direct merger expenses incurred in connection with the merger of PSS and Taylor and other immaterial poolings.
(3) The extraordinary item in fiscal 1994 resulted from early extinguishment of debt by Taylor.

     PSS is a leading distributor of medical supplies, equipment and pharmaceuticals to primary care and other office-based physicians. Since its inception in 1983, the Company has achieved significant growth in the number of service center locations, geographic area of operation, net sales, and profitability. During the fiscal years 1992 through 1996, PSS's net sales, excluding the retroactive effect of the mergers with Taylor and X-ray GA, grew at a compound annual rate of 40.5%, and giving retroactive effect of the mergers with Taylor and X-ray GA, the Company's net sales grew at a compound annual rate of 25.5%. The number of Company service centers has grown from two at the end of fiscal 1984 to 65 currently. In order of priority, the Company's growth has been accomplished through (i) acquiring regional and local medical supplies and equipment distributors, (ii) increasing sales from existing service centers, and (iii) opening start-up service centers. Same center sales growth from centers open for two or more consecutive 12-month periods was 26.8%, 23.3% and 27.7% for each of fiscal years 1996, 1995, and 1994, respectively. Fiscal 1995 and 1994 same store sales exclude sales of Taylor as historical branch level data is not available. Fiscal 1996, 1995 and 1994 same store sales exclude sales of X-ray GA as historical branch level data is not available.

     PSS currently has 65 service centers, 32 of which were opened as start-ups and 33 of which resulted from the acquisition of 37 regional and local medical supplies and equipment distributors. A significant portion of the Company's growth occurred with the merger of Taylor. In connection with the integration of Taylor into PSS, the Company closed or merged into existing PSS service centers 17 of the Taylor locations. Additionally, the Company merged eight PSS service centers into the eight remaining Taylor locations, and established two additional service centers in connection with the Taylor merger.

     PSS has grown the number of its sales representatives from 203 in fiscal 1991 to 692 in fiscal 1996. The Company's sales representatives focus on a consultative and comprehensive sales approach with an emphasis on sophisticated diagnostic products. The Company invested approximately $2.1 million in the training and development of its sales representatives and management in fiscal 1996. In addition, the Company has implemented ICON(SM), a four pound, pen top, portable computer system for use by its sales representatives. The ICON(SM) has reduced a majority of the administrative functions of order entry and customer service by instantly providing product information and availability, back order status, and billing information. Also, the ICON(SM) system enables the customer orders to be taken by the sales representative and transmitted via wireless, radio wave transmission from the portable computer. The Company believes that the ICON(SM) system has improved and will continue to improve sales representatives' productivity.

     Beginning in fiscal year 1994 and continuing through fiscal year 1996, the Company refocused its pricing and its customer-focused marketing strategies. Based on the Company's desire to increase penetration of existing accounts, to increase aggregate sales and gross profit, and to position itself for better penetration of larger physician group practices and various forms of managed care networks, the Company in fiscal year 1994 reduced its sales prices on its top 300 volume supplies and pharmaceutical products. Also, the Company established Network Plus(SM), a physician group purchasing program, under which, when a physician office guarantees at least 80% of its purchase volume to PSS, then the Company will, in return, guarantee the lowest sales prices on certain products as well as certain service guarantees. To fulfill this guarantee, the Company has successfully negotiated lower vendor pricing on its high volume and Network Plus(SM) products. Despite the lower prices guaranteed to PSS Network Plus(SM) customers, the Company has been able to increase its service center sales growth and its aggregate gross profit. The change in pricing strategy has contributed to reducing the overall gross profit percentage of the Company by 0.6% and 1.3% in fiscal 1996 and 1995, respectively. Despite the decrease in gross profit percentage, the Company has maintained its operating profit margin in fiscal 1995 and improved its operating profit margin by 1.5% in fiscal 1996, excluding the effect of merger costs in fiscal year 1996 and restructuring charges in fiscal year 1995. The improved profitability is primarily the result of lower servicing and operating costs as a percentage of net sales due to (i) greater penetration of its existing customer base, (ii) expansion through acquisition rather than start-ups which initially entail greater start-up costs as a percentage of net sales, and (iii) expanding its marketing focus to penetrate larger group practices and managed care networks with lower selling and service requirement costs. Management believes the Company's current gross profits are consistent with the Company's long-term strategy.

     The following is management's discussion and analysis of certain additional factors which have affected the Company's financial position and operating results during fiscal years 1996, 1995 and 1994, giving retroactive effect to the merger with Taylor and X-ray GA.

RESULTS OF OPERATIONS

FISCAL YEAR ENDED MARCH 29, 1996 VERSUS FISCAL YEAR ENDED MARCH 30, 1995

     NET SALES. Net sales increased $115.7 million to $529.0 million, or 28.0% for the fiscal year ended 1996 compared to fiscal year 1995 sales of $413.3 million. Along with the factors discussed in Marketing and Product Mix herein, the increase in net sales was attributable to (i) internal sales growth of centers operating at least two years, (ii) incremental sales generated in connection with the Abbott Agreement, (iii) net sales of centers acquired during fiscal 1996, and (iv) net sales of fiscal year 1996 Company start-up service centers.

     Same store sales growth approximated 27% for fiscal year 1996. The first year performance goals as set forth in the Abbott Agreement were met with PSS realizing approximately $55.0 million in incremental net sales of Abbott products during fiscal year 1996. Excluding Taylor and X-ray GA, Company acquisitions and start-ups added to the growth in fiscal year 1996, with approximately $14.5 million of net sales resulting from the acquisition of nine local and regional medical suppliers and $9.2 million of net sales generated by four Company start-ups, one of which was merged into an acquired Taylor location during fiscal year 1996.

     GROSS PROFIT. Gross profit increased $30.1 million, or 25.1%, for the fiscal year ended 1996 compared to the fiscal year ended 1995. The increase in gross profit dollars is attributable to the sales growth described above.
Gross profit as a percentage of net sales was 28.3% and 28.9% for the fiscal years ended 1996 and 1995, respectively. The decrease in gross profit percentage as a percentage of net sales is attributable to the penetration by the Company into larger physician group practices that require more competitive pricing but entail lower selling and servicing costs. The decrease in gross profit percentage is also attributable to lower margins on diagnostic products distributed under the Abbott Agreement. Margins under the Abbott Agreement are scheduled to increase annually based on achievement by the Company of certain performance goals as stipulated therein.

     For the fiscal year ended 1996, the Company sold approximately $75 million of Abbott product with a gross profit percentage of 18.0%. Also the Company's gross profits include first year reimbursements by Abbott for gross profit on direct sales by Abbott to PSS customers as set forth in the Abbott Agreement. These reimbursements totaled $1.7 million during fiscal year 1996 effectively raising gross profit by 0.4%. The Abbott sales, net of reimbursements, negatively impacted the Company's gross profit percentage by 1.7%.

     Also positively impacting gross profits are vendor performance incentives, in addition to the Abbott direct sales reimbursements, earned by PSS through the achievement of certain predetermined Company purchase and sales levels. These performance incentives totaled $6.4 million and $4.2 million for the fiscal years ended 1996 and 1995, respectively. These vendor incentives effectively raised the gross profit percentage by 1.3% and 1.1% during fiscal years 1996 and 1995, respectively. Although the Company plans and expects to continue to negotiate vendor performance incentives, there is no assurance that vendor performance incentives will continue to positively impact gross profit at the historical levels.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $12.4 million, or 17.6%, for the fiscal year ended 1996 compared to the fiscal year ended 1995. General and administrative expenses as a percentage of net sales, however, decreased to 15.6% for the fiscal year ended 1996 from 17.0% for the fiscal year ended 1995. The decrease in general and administrative expenses as a percentage of net sales was a result of (i) improved leveraging by PSS of its existing service centers' fixed general and administrative expenses through increased sales volume; (ii) reduced overhead from the sale of assets by Taylor in fiscal 1995 and decreased depreciation expense associated with the assets sold; and (iii) reduced amortization relating to intangible assets written-off by Taylor during fiscal 1995. The decrease in general and administrative expenses as a percentage of net sales was accomplished despite the additional overhead costs associated with the implementation of the Abbott product line and the acquisition and start-up of new service centers.

     SELLING EXPENSES.   Selling expenses increased $7.1 million, or 17.2%, for
the fiscal year ended 1996 compared to the fiscal year ended 1995. Selling expense as a percentage of net sales was 9.2% and 10.0% for fiscal years 1996 and 1995, respectively. The decrease in selling expense as a percentage of net sales is due to improved leveraging of existing service centers' fixed selling expenses, such as salaries paid to sales representatives during the conversion period from a guaranteed salary to a commission compensation arrangement and the leveraging of sales management salaries. The decrease in selling expenses as a percentage of net sales is also due to the variable commission plan of the Company which pays a lower commission on Abbott products due to the lower gross profit as a percentage of net sales on those products.

     MERGER COSTS AND EXPENSES. During fiscal 1996, the Company recorded non-recurring merger costs and expenses of $15.7 million associated with the merger of PSS and Taylor and the other immaterial poolings. Such costs include direct merger costs consisting primarily of investment banking, legal, accounting, and filing fees as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, and reducing personnel.

     OPERATING INCOME. Operating income decreased $0.8 million, or 20.5%, for the fiscal year ended 1996 compared to 1995. As a percentage of net sales, operating income for the fiscal year 1996 decreased to 0.6% from 0.9% for the fiscal year ended 1995. The decrease in operating income is the result of the merger costs and expenses of $15.7 million related to the Taylor merger during fiscal 1996. On a pro forma basis, excluding the effect of non-recurring merger costs and expenses incurred in fiscal year 1996 and the restructuring charge incurred in fiscal year 1995, operating income for the fiscal year ended 1996 increased 130.9% to $18.7 million from $8.1 million for the fiscal year ended 1995 due to the factors discussed above.

     INTEREST EXPENSE.   Interest expense for the fiscal year ended 1996
decreased approximately $1.0 million, or 24.5%, compared to the fiscal year ended 1995. Interest expense decreased as a result of the decrease in average indebtedness and the refinancing at a more favorable rate of Taylor debt assumed by PSS. The decrease in average indebtedness for fiscal year 1996 compared to fiscal year 1995 is due to the use of the net proceeds from the secondary offering of common stock of approximately $58.2 million of the total net proceeds of $142.9 million to repay all outstanding debt, other than capital lease obligations, on November 20, 1995.

     INTEREST INCOME. The Company earned interest income of $1.2 million from the short-term investment of the remaining net proceeds from the secondary offering in fiscal 1996.

     OTHER INCOME.   Other income decreased approximately $0.3 million, or
16.9%, for the fiscal year ended 1996 compared to the fiscal year ended 1995. Other income decreased due to a net gain on sale of assets by Taylor recorded during fiscal 1995 of approximately $0.9 million. Excluding the gain, other income would have increased approximately $0.6 million primarily due to the increase in finance charge income on customer accounts.

     PROVISION FOR INCOME TAXES. Provision for income taxes decreased $1.1 million, or 45.3%, for the fiscal year ended 1996 compared to the fiscal year ended 1995 due to a tax adjustment for the utilization of Taylor net operating losses and a change in the valuation allowance. This tax adjustment resulted in an increase in net income of $1.3 million.

     NET INCOME.    Net income increased $2.2 million, or 258.1%, for the
fiscal year ended 1996 compared to the fiscal year ended 1995 for the reasons discussed above. As a percentage of net sales, net income increased for the fiscal year ended 1996 to 0.3% from the net loss of 0.2% for the fiscal year ended 1995. Excluding the effect of merger costs and expenses in fiscal year 1996 and the restructuring charge in fiscal year 1995, pro forma net income would have increased 524.1% to $12.7 million for the fiscal year ended 1996 compared to $2.0 million for the fiscal year ended 1995. The increase in pro forma net income is primarily attributable to the increasing profitability of maturing centers and the leveraging of fixed costs through sales growth.

FISCAL YEAR ENDED MARCH 30, 1995 VERSUS FISCAL YEAR ENDED MARCH 31, 1994

     NET SALES. Net sales increased $62.1 million, or 17.7%, for the fiscal year ended 1995 compared to the fiscal year ended 1994. The increase in net sales was attributable to internal sales growth, expansion through acquisitions of local medical supply and equipment distributors and Company start-ups.

     GROSS PROFIT. Gross profit increased $13.6 million, or 12.9%, for the fiscal year ended 1995 compared to the fiscal year ended 1994. The increase in gross profit dollars is attributable to the sales growth as described above.

     Gross profit as a percentage of net sales was 28.9% and 30.2% for the fiscal years ended 1995 and 1994, respectively. The decrease was primarily attributable to a change in pricing strategy adopted by the Company during fiscal year 1994 which has allowed the Company to increase market penetration in its existing customer accounts, to expand the Company's market reach to new customers in each service center, and to position the Company to better service larger physician group practices that require more competitive pricing but entail lower selling and servicing costs.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $8.0 million, or 12.8%, for the fiscal year ended 1995 compared to the fiscal year ended 1994. General and administrative expenses as a percentage of net sales decreased to 17.0% from 17.7% for the fiscal years ended 1995 and 1994, respectively. The Company has historically experienced decreases in general and administrative expenses as a percentage of net sales due to leveraging of existing service centers' fixed general and administrative expenses through increased sales volume, as evidenced by the decrease for the fiscal year ended 1995 compared to 1994.

     SELLING EXPENSES.   Selling expenses increased $4.4 million, or 11.9%, for
the fiscal year ended 1995 compared to the fiscal year ended 1994. Selling expense as a percentage of net sales decreased to 10.0% from 10.5% for fiscal years ended 1995 and 1994, respectively. The decrease in selling expense as a percentage of net sales was due to improved leveraging of existing service centers' fixed selling expenses, such as sales management salaries, through increased sales volume.

     RESTRUCTURING CHARGES. Taylor recorded a restructuring charge of approximately $4.4 million in fiscal 1995 related to the write-off of intangible assets. Taylor management concluded that future prospects for certain of its distribution operations and its physician consulting services and equipment repair business would result in underrealization of future benefits related to certain intangible assets. Taylor recorded a restructuring charge of $0.3 million in fiscal 1994 related to a merger with a medical supply and equipment distributor.

     OPERATING INCOME. Operating income decreased $2.8 million, or 42.7%, for the fiscal year ended 1995 compared to 1994. As a percentage of net sales, operating income for the fiscal year ended 1995 decreased to 0.9% from 1.9% for the fiscal year ended 1994. The decrease was attributable to restructuring charges recorded by Taylor as described above. Excluding the effect of the fiscal 1995 and 1994 restructuring charges, pro forma operating income increased $1.3 million or 19.1% to $8.1 million for the fiscal year ended 1995.

     INTEREST EXPENSE. Interest expense for the fiscal year ended 1995 decreased approximately $0.7 million, or 15.1%, compared to the fiscal year ended 1994. Interest expense decreased due to a decrease in average indebtedness over the same periods. The decrease in average indebtedness for fiscal year 1995 compared to fiscal year 1994 is primarily attributable to the use of the net proceeds from the Company's initial public offering of common stock, consummated during the quarter ended June 30, 1994, to reduce outstanding debt, and the use of proceeds from the sales of net assets by Taylor to pay down the Taylor line of credit.

     At March 30, 1995, the Company had borrowings with various interest rates based on LIBOR, the weighted-average rate of which was 7.9%.

     OTHER INCOME.   Other income increased approximately $1.1 million, or
131.1%, for the fiscal year ended 1995 compared to the fiscal year ended 1994. The increase was the result of a gain on sale recognized by Taylor in connection with the sale of the net assets of its home health division of approximately $1.5 million offset by a loss on sale of assets of its Labcare division of approximately $0.6 million both during the fiscal year ended 1995.

     PROVISION FOR INCOME TAXES.   Provision for income taxes increased $1.4
million, or 127.5%, for the fiscal year ended 1995 compared to the fiscal year ended 1994. The provision for income taxes increased despite a decrease in operating income for the fiscal year ended 1995 as compared to fiscal year ended 1994 due to the increase in the non-deductible restructuring charges recorded by Taylor during the fiscal year ended 1995.

     NET (LOSS) INCOME. Net income decreased $2.0 million, or 173.0%, for the fiscal year ended 1995 to a net loss of $0.8 million compared to net income of $1.2 million for the fiscal year ended 1994 for the reasons discussed above. Excluding the effect of the fiscal 1995 and 1994 Taylor restructuring charges, net income increased $0.6 million, or 39.1%, to $2.0 million for the year ended 1995 as compared to fiscal 1994.


QUARTERLY RESULTS (UNAUDITED)

     The following tables present summarized unaudited quarterly results of operations for the Company for fiscal years 1996 and 1995, giving retroactive effect to the mergers with Taylor and X-ray GA. The Company believes all necessary adjustments have been included in the amounts stated below to present fairly the following selected information when read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere herein. Future quarterly operating results may fluctuate depending on a number of factors, including the timing of acquisitions of service centers, the timing of the opening of start-up service centers, and changes in physicians' buying patterns of supplies, diagnostic equipment and pharmaceuticals. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or any other quarter.



                                                                 Summary Quarterly Results
                                                     Fiscal Year 1996                                   Fiscal Year 1995
                             -------------------------------------------------------------     ----------------------------------
                              First        Second         Third        Fourth       First      Second        Third       Fourth
                             quarter       quarter       quarter       quarter     quarter     quarter      quarter      quarter
                             --------     --------      --------      --------     -------     --------     --------     --------
                                                                       (in thousands)
Net sales                    $116,082     $132,040      $137,600      $143,302     $99,537     $102,095     $104,277     $107,393
Gross profit                   33,575       36,093        39,140        40,856      29,458       29,193       29,630       31,332
Merger costs and expenses        -          12,095         3,484           153        -            -            -            -
Restructuring charge             -            -             -             -           -           4,389         -            -
Net income (loss)            $  1,317     $ (7,180)     $  1,318      $  5,884     $ 1,405     $ (3,369)    $  1,104     $     14
                             ====================================================================================================
Net income (loss) per share  $   0.04     $  (0.23)     $   0.04      $   0.19     $  0.06     $  (0.14)    $   0.04     $   0.00
                             ====================================================================================================
Pro forma net income
(loss) excluding merger
costs and expenses and
restructuring charge         $  1,317     $  2,052      $  3,366      $  6,011     $ 1,405     $   (481)    $  1,104     $     14
                             ====================================================================================================
Pro forma net income
(loss) per share excluding
merger costs and expenses
and restructuring charge     $   0.04     $   0.07      $   0.11      $   0.19     $  0.06     $  (0.02)    $   0.04     $   0.00
                             ====================================================================================================

LIQUIDITY AND CAPITAL RESOURCES

     During the first quarter of the 1995 fiscal year, the Company completed an initial public offering of Common Stock resulting in proceeds, after deducting
issuance costs, of approximately $15.8 million.   The Company used all of the
net proceeds to reduce outstanding debt. Also, in the third quarter of the 1995 fiscal year, the Company amended and restated its credit facility, thereby increasing the maximum availability under the credit facility to $60 million with the option, on the part of the Company, to increase such availability to $75 million.

     Effective November 13, 1995, the Company completed a secondary offering of
11.5 million shares of common stock at $17 per share, 8.8 million of which were offered by the Company. The Company used approximately $58.2 million of the total net proceeds of $142.9 million to repay all outstanding debt. Management intends to use the remaining net proceeds of the offering for general corporate purposes, including future acquisitions.

     The consummation of these transactions has provided the Company with resources to continue its strategy of being capable of servicing every office-based physician in the United States by 1997, through acquisition and Company start-ups, and has provided the Company with the resources to support future capital expenditures.

     The Company had working capital of $173.7 million and $53.6 million for the fiscal years ended 1996 and 1995, respectively. The increase in working capital is primarily attributable to the increase in cash and cash equivalents from the net proceeds of the Company's secondary offering and also from the increase in the Company's accounts receivable from the growth in sales for the fiscal year ended 1996 as compared to fiscal 1995.

     Net cash (used in) provided by operating activities was $(21.0) million, $(7.4) million and $1.3 million in fiscal years 1996, 1995 and 1994, respectively. The net cash used in operating activities is a result of the increase in accounts receivable and funds utilized to fund the growth in the Company's inventories from start-up service centers, to continue growth in existing service centers, and to implement the consolidation and transition of Taylor and nine other acquisitions. Net cash used in investing activities was $9.7 million, $1.3 million and $10.2 million in fiscal years 1996, 1995 and 1994, respectively. These funds were primarily utilized to finance the acquisition of new service centers and capital expenditures.

     Accounts receivable (net of allowances) were $96.1 million and $66.7 million at March 29, 1996 and March 30, 1995, respectively. The average days sales outstanding were 55 days as of March 29, 1996 and March 30, 1995.

     Inventories were $55.8 million and $36.1 million as of March 29, 1996 and March 30, 1995, respectively. The Company had inventory turnover of 8.3 times for the fiscal years ended March 29, 1996 and March 30, 1995. The Company's service centers in existence for more than six years are averaging inventory turnover of 9.0 times per year. The improvement in inventory turnover was due to the maturing of the overall service center population and an increase in equipment sales in the current year. Equipment purchases are typically drop-shipped from the manufacturer resulting in relatively high dollar items turning quickly.

     The Company has historically been able to finance its liquidity needs for expansion through lines of credit provided by banks and proceeds from the public and private offering of stock. Inventory financing has historically been achieved through negotiating extended payment terms from suppliers. The Company believes that the expected cash flows from operations, bank borrowings, capital markets, and vendor credit will be sufficient to fund its liquidity needs for its existing operations and for service center expansion for at least the next two years.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         Physician Sales & Service, Inc. (the "Company") hereby amends its Current Report on Form 8-K dated December 20, 1996 (filed January 3, 1997) to include the following restated financial statements of Company, reflecting its acquisition of Treadway Enterprises, Inc. (d/b/a X-Ray of Georgia) on December 20, 1996 accounted for as a pooling of interests:


         Report of Independent Certified Public Accountants...................................F-1

         Report of Independent Accountants....................................................F-2

         Financial Statements:

                  Consolidated Balance Sheets - March 29, 1996 and March 30, 1995.............F-3

                  Consolidated Statements of Operations for the Years Ended
                   March 29, 1996, March 30, 1995 and March 31, 1994..........................F-4

                  Consolidated Statements of Shareholders' Equity for the Years
                   Ended March 29, 1996, March 30, 1995 and March 31, 1994....................F-5

                  Consolidated Statements of Cash Flows for the Years Ended
                   March 29, 1996, March 30, 1995 and March 31, 1994..........................F-6

                  Notes to Consolidated Financial Statements..................................F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Physician Sales & Service, Inc.:

We have audited the accompanying consolidated balance sheets of Physician Sales & Service, Inc. (a Florida corporation) and subsidiaries as of March 29, 1996 and March 30, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended March 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the consolidated statements of operations, shareholders' equity or cash flows of Taylor Medical, Inc. and subsidiaries (a company acquired on August 21, 1995, in a transaction accounted for as a pooling-of-interests as described in Note 1) for the year ended March 31, 1994, which statements reflect total net sales of 38% of the related consolidated total. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Taylor Medical, Inc. and subsidiaries, for the year ended March 31, 1994, is based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Physician Sales & Service, Inc. and subsidiaries as of March 29, 1996 and March 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 29, 1996, in conformity with generally accepted accounting principles.



                                                     ARTHUR ANDERSEN LLP

Jacksonville, Florida
May 14, 1996
(except with respect to the matter
 discussed in Note 15, as to which
 the date is February 28, 1997)

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors of Taylor Medical, Inc.:

In our opinion, the consolidated statements of operations, cash flows and shareholders' equity of Taylor Medical, Inc. (not presented separately herein) present fairly, in all material respects, the results of its operations and cash flows for the year ended March 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express and opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


                                                     PRICE WATERHOUSE LLP

Houston, Texas

December 1, 1994

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                      MARCH 29, 1996 AND MARCH 30, 1995


                                                                              MARCH 29,            MARCH 30,
                                                                                1996                 1995
                                                                            ------------         ------------
                                                    ASSETS
Current Assets:
  Cash and cash equivalents                                                 $ 86,333,789         $  1,231,205
  Accounts receivable, net                                                    96,080,135           66,673,561
  Inventories                                                                 55,755,869           36,089,997
  Prepaid expenses and other                                                  10,764,125            3,862,980
                                                                            ------------         ------------
      Total current assets                                                   248,933,918          107,857,743

Property and equipment, net                                                   14,764,706           11,549,669

Other Assets:
  Intangibles, net                                                            13,884,322           12,522,433
  Other                                                                        1,375,053            2,496,542
                                                                            ------------         ------------
      Total assets                                                          $278,957,999         $134,426,387
                                                                            ============         ============
                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                                          $ 59,307,636         $ 38,187,302
  Accrued expenses                                                             9,656,433           10,568,560
  Other                                                                        6,311,699            5,475,321
                                                                            ------------         ------------
      Total current liabilities                                               75,275,768           54,231,183

Long-Term debt and capital lease obligations, net of current portion             583,900           30,719,536
Other                                                                          3,548,168            3,149,814
                                                                            ------------         ------------
      Total liabilities                                                       79,407,836           88,100,533
                                                                            ------------         ------------
Shareholders' Equity:
  Preferred stock, $.01 par value; 1,000,000 shares authorized, no
    shares issued and outstanding                                                  -                    -
  Common stock, $.01 par value; 60,000,000 shares authorized,
    35,122,486 and 24,772,201 shares issued and outstanding at March
    29, 1996 and March 30, 1995, respectively                                    351,225              247,722
  Additional paid-in capital                                                 200,193,475           49,223,968
  Accumulated deficit                                                           (994,537)          (3,145,836)
                                                                            ------------         ------------
      Total shareholders' equity                                             199,550,163           46,325,854
                                                                            ------------         ------------
      Total liabilities and shareholders' equity                            $278,957,999         $134,426,387
                                                                            ============         ============

  The accompanying notes are an integral part of these consolidated balance sheets.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
    FOR THE YEARS ENDED MARCH 29, 1996, MARCH 30, 1995, AND MARCH 31, 1994


                                                    1996                  1995                  1994
                                               -------------          ------------          ------------
Net sales                                       $529,023,956          $413,301,365          $351,202,651
Cost of goods sold                               379,359,624           293,688,246           245,234,241
                                               -------------          ------------          ------------
      Gross profit                               149,664,332           119,613,119           105,968,410
General and administrative expenses               82,527,856            70,174,747            62,214,209
Selling expenses                                  48,438,162            41,317,526            36,932,988
Restructuring charges                                 -                  4,388,592               307,686
Merger costs and expenses                         15,731,716               -                      -
                                               -------------          ------------          ------------
      Income from operations                       2,966,598             3,732,254             6,513,527
                                               -------------          ------------          ------------
Other income (expense):
  Interest expense                                (3,068,196)           (4,064,454)           (4,787,274)
  Interest income                                  1,179,684               -                      -
  Other income                                     1,584,909             1,906,508               824,994
                                               -------------          ------------          ------------
                                                    (303,603)           (2,157,946)           (3,962,280)
                                               -------------          ------------          ------------
Income before provision for income
  taxes and extraordinary item                     2,662,995             1,574,308             2,551,247
Provision for income taxes                        (1,324,000)           (2,421,000)           (1,064,276)
                                               -------------          ------------          ------------
Income (loss) before extraordinary item            1,338,995              (846,692)            1,486,971
Extraordinary loss on early
  extinguishment of debt, net of taxes                -                    -                    (326,959)
                                               -------------          ------------          ------------
Net income (loss)                              $   1,338,995          $   (846,692)         $  1,160,012
                                               =============          ============          ============
Pro forma tax adjustment on pooled
  S-Corporation income (Note15)                      438,000                23,000               192,000
                                               -------------          ------------          ------------
Pro forma net income (loss)                    $     900,995          $   (823,692)         $    968,012
                                               =============          ============          ============
Net income (loss) per common and
  common equivalent share before
  extraordinary item                           $        0.04          $      (0.04)         $       0.08
Extraordinary loss per common and
  common equivalent share                             -                    -                       (0.02)
                                               -------------          ------------          ------------
Net  income (loss) per common and
  common equivalent share                      $        0.04          $      (0.04)         $       0.06
                                               =============          ============          ============
Pro forma tax adjustment per common
  and common equivalent share on pooled
  S-Corporation income (Note 15)                       (0.01)                (0.01)                (0.01)
                                               -------------          ------------          ------------
Pro forma net income (loss) per common
  and common equivalent share                  $        0.03          $      (0.03)         $       0.05
                                               =============          ============          ============

The accompanying notes are an integral part of these consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
     FOR THE YEARS ENDED MARCH 29, 1996, MARCH 30, 1995, AND MARCH 31, 1994



                                         COMMON STOCK               ADDITIONAL
                                  ---------------------------        PAID-IN         ACCUMULATED
                                     SHARES           AMOUNT         CAPITAL           DEFICIT         TOTAL
                                  -------------    ------------    ------------      -----------   ------------
Balance at April 1, 1993             16,227,815      $162,278      $ 21,497,279      $(2,762,156)  $ 18,897,401

  Issuance of common stock            1,825,511        18,255         3,692,936           -           3,711,191
  Distribution to former S-
    Corporation shareholders             -              -                -              (181,000)      (181,000)
Net income                               -              -                -             1,160,012      1,160,012
                                  -----------------------------------------------------------------------------
Balance at March 31, 1994            18,053,326       180,533        25,190,215       (1,783,144)    23,587,604

  Issuance of common stock            6,718,875        67,189        24,033,753           -          24,100,942
  Distribution to former S-
    Corporation shareholders             -              -                -              (516,000)      (516,000)
Net loss                                 -              -                -              (846,692)      (846,692)
                                  -----------------------------------------------------------------------------
Balance at March 30, 1995            24,772,201       247,722        49,223,968       (3,145,836)    46,325,854

  Issuance of common stock           10,059,699       100,597       148,274,378           -         148,374,975
  Tax benefits related to stock
    option plans                         -              -             2,687,118           -           2,687,118
  Distribution to former S-
    Corporation shareholders             -              -                -              (455,000)      (455,000)
  Net income                             -              -                -             1,338,995      1,338,995
  Other poolings (Note 10)              290,586         2,906             8,011        1,267,304      1,278,221
                                  -----------------------------------------------------------------------------
Balance at March 29, 1996            35,122,486      $351,225      $200,193,475      $  (994,537)  $199,550,163
                                  =============================================================================

 The accompanying notes are an integral part of these consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE YEARS ENDED MARCH 29, 1996, MARCH 30, 1995, AND MARCH 31, 1994


                                                                                 1996                 1995                1994
                                                                             ------------         ------------        ------------
Cash Flows From Operating Activities:
  Net income (loss)                                                          $  1,338,995         $   (846,692)       $  1,160,012
  Adjustments to reconcile net income (loss) to net cash (used
    in) provided by operating activities:
    Depreciation and amortization                                               4,100,775            4,210,805           4,559,619
    Merger costs and expenses                                                   5,435,196                -                   -
    Restructuring charge                                                            -                4,388,592             307,686
    (Benefit) provision for deferred income taxes                              (789,000)                 -                 199,000
    Net (gain) loss on sale of equipment                                            -                 (920,124)                559
    Employee benefit plan stock contribution                                      120,000               85,175              80,000
    Extraordinary loss, net of taxes                                                -                    -                 326,959
    Other                                                                           -                    -                 (34,000)
    Changes in operating assets and liabilities, net of effects from business acquisitions:
      Increase in accounts receivable, net                                    (22,937,911)          (6,616,662)        (10,733,007)
      Increase in inventories                                                 (18,659,894)          (1,670,306)         (2,799,058)
      (Increase) decrease in prepaid expenses and other assets                 (2,923,212)             128,628            (584,916)
      Decrease (increase) in other assets                                           2,300           (1,247,031)            (54,191)
      Increase (decrease) in accounts payable, accruals,
        and other liabilities                                                  13,331,640           (4,930,187)          8,919,392
                                                                             ------------         ------------        ------------
        Net cash (used in) provided by operating activities                   (20,981,111)          (7,417,802)          1,348,055
                                                                             ------------         ------------        ------------
  Cash Flows From Investing Activities:
    Proceeds from sales of assets                                                   -               11,985,542               6,790
    Capital expenditures                                                       (5,349,928)          (3,220,847)         (3,904,213)
    Payment for purchases of net assets from business acquisitions             (2,838,529)          (9,010,130)         (5,056,200)
    Payments on noncompete agreements                                          (1,545,970)          (1,036,957)           (927,151)
    Other                                                                           -                    -                (322,000)
                                                                             ------------         ------------        ------------
      Net cash used in investing activities                                    (9,734,427)          (1,282,392)        (10,202,774)
                                                                             ------------         ------------        ------------
  Cash Flows From Financing Activities:
    Principal payments under capital lease obligations                         (1,124,293)            (931,949)           (719,893)
    Proceeds from long-term debt                                              284,862,211          420,751,863         322,780,582
    Principal payments of long-term debt                                     (315,718,771)        (434,044,855)       (313,878,773)
    Distributions to former S-Corporation shareholders                           (455,000)            (516,000)           (181,000)
    Proceeds from issuance of common stock                                    148,253,975           23,498,353           1,503,769
                                                                             ------------         ------------        ------------
      Net cash provided by financing activities                               115,818,122            8,757,412           9,504,685
                                                                             ------------         ------------        ------------
Net increase in cash and cash equivalents                                      85,102,584               57,218             649,966
Cash and cash equivalents, beginning of year                                    1,231,205            1,173,987             524,021
                                                                             ------------         ------------        ------------
Cash and cash equivalents, end of year                                       $ 86,333,789         $  1,231,205        $  1,173,987
                                                                             ============         ============        ============
Supplemental Disclosures:
Interest paid                                                                $  3,186,105         $  4,356,763        $  4,347,708
                                                                             ============         ============        ============
Income taxes paid                                                            $  2,084,282         $  3,018,917        $    485,013
                                                                             ============         ============        ============
Merger costs and expenses paid                                               $ 10,296,520         $      -            $      -
                                                                             ============         ============        ============

 The accompanying notes are an integral part of these consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               MARCH 29, 1996, MARCH 30, 1995 AND MARCH 31, 1994


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY AND NATURE OF BUSINESS
     Physician Sales & Service, Inc. (the "Company" or "PSS") was incorporated in 1983 in Jacksonville, Florida. PSS is a leading distributor of medical supplies, equipment, and pharmaceuticals to primary care and other office-based physicians. As of March 29, 1996, the Company operated 64 service centers in the United States distributing to approximately 88,000 physician office sites in all 50 states.

     In March 1996 the Company established three new subsidiaries, WorldMed, N.V., WorldMed International, Inc., ("WorldMed, Int'l.") and WorldMed, Inc. WorldMed, Int'l. was established by the Company to manage and develop the international medical supply and equipment distribution consolidation. In order to maintain the focus of PSS, WorldMed, Inc. will serve as a platform to possibly acquire multi-market medical distribution companies.

PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of PSS and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

STOCK SPLIT
     All stock-related data has been retroactively adjusted to reflect a three-for-one stock split effective on September 22, 1995 which was distributed on October 5, 1995.

CONSOLIDATED FINANCIAL STATEMENTS
     The accompanying consolidated financial statements give retroactive effect to the mergers (the "Mergers") with Taylor Medical, Inc. ("Taylor") and X-ray Corporation of Georgia ("X-ray GA"). On August 21, 1995, PSS issued 3,790,215 shares of its common stock, $.01 par value per share, in exchange for all of the outstanding equity interest of Taylor. Taylor was engaged in the distribution and sale of medical supplies, equipment, and pharmaceuticals to office-based physicians and managed care facilities in 24 states. On December 20, 1996, PSS issued 593,672 shares of its common stock, $.01 par value per share, in exchange for all of the outstanding equity interest of X-ray GA. X-ray GA distributed radiology and imaging equipment, chemicals and supplies, and provided technical service to the acute and alternate site markets. These transactions were accounted for under the pooling-of-interests method of accounting and, accordingly, the accompanying consolidated financial statements have been retroactively adjusted as if PSS, Taylor and X-ray GA had operated as one entity since inception.

     Certain items have been reclassified to conform to the current year presentation.

FISCAL YEAR
     Beginning in fiscal year 1996, the Company's fiscal year ends on the Friday closest to March 31 of each year. The Company's fiscal year ended on the Thursday closest to March 31 of each year prior to fiscal year 1996. Fiscal years 1996, 1995, and 1994 consist of 52 weeks.

USE OF ESTIMATES
     In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK
     The Company's trade accounts receivable are exposed to credit risk; however, the risk is limited as the balance is comprised of numerous individual accounts, none of which is individually significant. The Company monitors the creditworthiness of its customers on an ongoing basis and provides reserves for estimated bad debt losses and sales returns. The Company had reserves for doubtful accounts of approximately $2,326,000 and $1,362,000 as of the end of fiscal years 1996 and 1995, respectively.

CASH MANAGEMENT
     The Company utilizes a zero balance bank account, and checks issued for cash disbursements are funded by advances from overnight investments. Outstanding checks are recorded as accounts payable until they are presented to the bank, at which time the payments are applied against the overnight investments. The Company had approximately $6,841,000 and $4,519,000 of outstanding checks recorded in accounts payable as of the end of fiscal years ended 1996 and 1995, respectively.

CASH AND CASH EQUIVALENTS
     Cash and cash equivalents generally consist of cash held at banks, short-term government obligations and money market instruments. The Company invests its excess cash in high-grade investments and, therefore, bears minimal risk. These instruments have original maturity dates not exceeding three months.

FAIR VALUE OF FINANCIAL INSTRUMENTS
     During 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires, among other things, disclosures regarding the fair value of financial instruments and the assumptions made in determining their fair values, where practicable. The carrying amounts of the Company's financial instruments, including cash and cash equivalents, short-term trade receivables and payables, and long-term debt and capital lease obligations, approximate their fair values.

INVENTORIES
     Inventories are comprised principally of medical supplies and equipment and are stated at the lower of cost (first-in, first-out) or market. Market is defined as net realizable value.

PROPERTY AND EQUIPMENT
     Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to forty years. Leasehold improvements are amortized over the lease terms or the estimated useful lives, whichever is shorter. Gain or loss upon retirement or disposal of property and equipment is recorded in other income in the accompanying consolidated statements of operations.

INTANGIBLES
     Noncompete agreements are amortized on a straight-line basis over the lives of the agreements, which range from three to ten years (Note 5). Customer lists are amortized on a straight-line basis over ten years.

     The Company has classified as goodwill the cost in excess of the fair value of net identifiable assets purchased in business acquisitions which are accounted for as purchase transactions. Goodwill is being amortized over fifteen to thirty years using the straight-line method (Note 5). Subsequent to the date of acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate a change in the estimated useful life or recoverability of goodwill.

SELF-INSURANCE COVERAGE
     The Company maintains a self-insurance program for employee health costs. Additional coverage is provided by a third party for stop-loss based on maximum costs of $100,000 per employee and approximately $4,550,000 in the aggregate. Claims that have been incurred but not reported are recorded based on estimates of claims provided by a third-party administrator and are included in accrued expenses in the accompanying consolidated balance sheets.

INCOME TAXES
     The Company uses the asset and liability method in accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes result primarily from the use of different methods for financial reporting and tax purposes.

SHAREHOLDERS' EQUITY
     On May 5, 1994, the Company completed an initial public offering of 5,100,000 shares of its common stock at $3.67 per share, of which 4,200,000 were offered by the Company. On June 3, 1994, the Company's underwriters exercised their overallotment option for an additional 765,000 shares of the Company's common stock at $3.67 per share. The proceeds of the sale after deducting issuance costs were approximately $15,800,000. The Company used all of the net proceeds to reduce outstanding bank debt.

     On March 27, 1995, the Company signed a Distributorship Agreement (the "Abbott Agreement") with Abbott Laboratories ("Abbott") providing for the exclusive distribution of certain Abbott diagnostic products (Note 12). As part of the Abbott Agreement, Abbott purchased 825,000 unregistered, restricted shares of PSS common stock. The proceeds of approximately $5,900,000 were used to reduce outstanding bank debt.

     Effective November 13, 1995 the Company completed a secondary offering of 11,500,000 shares of common stock at $17 per share, 8,800,000 of which were offered by the Company. The Company used approximately $58,200,000 of the total net proceeds of $142,900,000 to repay debt. If the common stock offering had occurred and the debt subsequently had been repaid as of April 1, 1995, pro forma earnings per share would have approximated $0.18. Management intends to use the remaining net proceeds of the offering for general corporate purposes, including future acquisitions.

     During fiscal 1996, the Company merged with three other medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method, by issuing 290,586 shares of PSS common stock in exchange for all of the common stock of the acquired companies (Note 10).

     The Company realized an income tax benefit from the exercise or early disposition of certain stock options. This benefit results in a decrease in current income taxes payable and an increase in additional paid-in capital.

NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
     Net income (loss) per common and common equivalent share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Weighted average shares outstanding for purposes of this calculation were approximately 31,454,000, 23,762,000, and 17,772,000 for 1996, 1995, and 1994 respectively.

STATEMENTS OF CASH FLOWS
     As discussed in Note 10, Business Acquisitions, the Company issued stock in the amount of $121,000 related to acquisitions accounted for as purchases. The Company also assumed net assets of $1,278,221 in conjunction with the mergers of three other medical supply and equipment distributors accounted for under the pooling-of-interests method. The Company realized an income tax benefit from the exercise or early disposition of certain stock options of approximately $2,687,000. Also, the Company incurred capital lease obligations to obtain equipment of approximately $514,000 in fiscal year 1995. All of the above items were excluded from the statements of cash flows as these items were non- cash transactions.

ACCOUNTING STANDARDS CHANGES
     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 established, among other things, accounting standards for the impairment of long-lived assets and certain identifiable intangibles. The Company will be required to adopt SFAS No. 121 for fiscal year 1997. Based on a preliminary evaluation of this Standard's requirements, management does not expect the adoption of the Standard to have a material effect on the Company's financial statements.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has decided to continue to account for its employee stock-based compensation plans under Accounting Principles Board Opinion No. 25 and will comply with the disclosure requirements of SFAS No. 123 in its fiscal year 1997 financial statements.


2. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consist of the following:

                                     March 29, 1996   March 30, 1995
                                     --------------   --------------
Lines of credit                      $    3,100,000  $   23,822,005
Real estate mortgage note                     -             698,137
Other notes repaid in fiscal 1996             -           7,105,142
Other notes                                 262,961         302,534
Capital lease obligations                 1,259,393       2,026,171
                                     --------------   -------------
                                          4,622,354      33,953,989
Less current maturities                   4,038,454       3,234,453
                                     --------------   -------------
                                     $      583,900   $  30,719,536
                                     ==============   =============

LINES OF CREDIT

     The Company has a financing and security agreement (the "Agreement") with a bank (the "Bank"). The Agreement allows the Company to obtain loans from the Bank on a revolving basis. The Agreement provides for loans in the amount of 85% of the outstanding amount of eligible accounts receivable plus the lesser of $25,000,000 or 50% of eligible inventory. The total amount of loans outstanding under the Agreement cannot exceed the lesser of $60,000,000 or amounts available subject to eligible collateral. The Agreement provides for an option, on the part of the Company, to increase the availability to $75,000,000. There was no balance outstanding at March 29, 1996. X-ray GA had a $3,100,000 balance outstanding on a separate line of credit which was repaid by the Company in fiscal 1997 at the merger date.

     The loans are collateralized by the Company's accounts receivable, inventory, and equipment. Interest accrues, subject to certain leverage ratio requirements, at a variable rate indexed on the London Interbank Offered Rate ("LIBOR") plus the applicable margin or the Bank's Prime Rate plus the applicable margin at the option of the Company. Interest rates may vary from Prime to Prime plus 75 basis points or from LIBOR plus 150 basis points to LIBOR plus 250 basis points, based on the Company's leverage ratio. The Agreement provides for a termination date of April 30, 1998, at which time the Agreement may be extended annually at the Bank's sole discretion upon request by the Company.

     The Agreement contains certain restrictive covenants which, among other things, require the Company to maintain a current ratio of 2 to 1, a debt service coverage ratio of 1.1 to 1 and a maximum debt leverage ratio of 5 to 1, all computed as defined in the Agreement. In addition, the Company must maintain minimum tangible net worth plus subordinated indebtedness, as defined in the Agreement, of $23,500,000 as of March 29, 1996, increasing by $1,000,000 as of the end of each subsequent fiscal year. The Agreement also contains restrictions on mergers, acquisitions, investments, capital expenditures, intangible assets, indebtedness, and stock transactions, among other things.

     Taylor had a financing and security agreement with a separate bank which, as amended, allowed Taylor to obtain loans on a revolving basis. The maximum loan amount available at March 30, 1995 was $17,992,000, of which $10,481,263 was outstanding. The Company repaid the Taylor agreement in fiscal 1996 at the merger date, dissolving the financing and security agreement with the bank.

OTHER NOTES

     Taylor had a real estate mortgage note secured by a commercial office building with a bank. The Company repaid the real estate mortgage note in fiscal 1996 at the merger date, satisfying the bank's security interest.

     Taylor maintained various other notes which were repaid by the Company in fiscal 1996 in conjunction with the merger. X-ray GA maintained various other notes which were repaid by the Company in fiscal 1997 in conjunction with the merger.

CAPITAL LEASE OBLIGATIONS

     As of March 29, 1996, future minimum payments, by fiscal year and in the aggregate, required under capital leases are as follows:

Fiscal year:
  1997                                                              $        832,588
  1998                                                                       378,708
  1999                                                                       158,017
                                                                    ----------------
Net minimum lease payments                                                 1,369,313
Less amount representing interest                                           (109,920)
                                                                    ----------------
Present value of net minimum lease payments under capital leases           1,259,393
Less amounts due in one year                                                (764,476)
                                                                    ----------------
Amounts due after one year                                          $        494,917
                                                                    ================

3. OPERATING LEASE COMMITMENTS

     The Company leases various office and warehouse facilities and transportation and office equipment under operating leases which expire at various dates through 2001. Certain lease commitments provide that the Company pay taxes, insurance, and maintenance expenses related to the leased assets.

     Rent expense approximated $5,369,000, $5,230,000, and $4,452,000 for fiscal years 1996, 1995, and 1994, respectively. Additional rent expense of approximately $700,000 was included in merger costs and expenses in fiscal year 1996. These amounts related to duplicate facilities which were closed in conjunction with the merger with Taylor. As of March 29, 1996, future minimum payments, by fiscal year and in the aggregate, required under noncancelable operating leases are as follows:

Fiscal year:
   1997                                                 $ 7,365,000
   1998                                                   5,235,000
   1999                                                   3,201,000
   2000                                                   2,148,000
   2001                                                   1,233,000
Thereafter                                                1,217,000
                                                        -----------
Total                                                   $20,399,000
                                                        ===========

4.  PROPERTY AND EQUIPMENT

     Property and equipment, stated at cost, are summarized as follows:

                                                        1996              1995
                                                    ------------       -----------
Land                                                $    121,524    $      121,524
Building                                               1,207,560         1,207,560
Warehouse and data processing equipment               16,641,106        12,329,878
Transportation equipment                               2,266,808         1,863,955
Furniture, fixtures and leasehold improvements         3,756,862         2,715,121
                                                    ------------       -----------
                                                      23,993,860        18,238,038
Accumulated depreciation                              (9,229,154)       (6,688,369)
                                                    ------------       -----------
                                                    $ 14,764,706       $11,549,669
                                                    ============       ===========

     Warehouse and data processing equipment and transportation equipment include equipment acquired under capital leases with a cost of $3,909,000 and $3,704,000 and related accumulated depreciation of $1,766,000 and $862,000 at March 29, 1996 and March 30, 1995, respectively. Depreciation expense aggregated approximately $2,210,000, $2,214,000, and $2,022,000 for 1996, 1995,
and 1994, respectively.


5. INTANGIBLES

     Intangibles, stated at cost, consist of the following:

                                          1996               1995
                                      -------------      -----------
Customer lists                        $   1,714,994      $ 1,365,905
Goodwill                                  8,693,095        7,415,094
Noncompete agreements                     7,146,913        7,163,817
                                      -------------      -----------
                                         17,555,002       15,944,816
Accumulated amortization                 (3,670,680)      (3,422,383)
                                      -------------      -----------
                                      $  13,884,322      $12,522,433
                                      =============      ===========

     As of March 29, 1996, future minimum payments, by fiscal year and in the aggregate, required under noncompete agreements are as follows:

                1997             $1,553,504
                1998              1,234,346
                1999                860,401
                2000                313,328
                2001                 58,254
                Thereafter          112,300
                                 ----------
                                 $4,132,133
                                 ==========

6. INCOME TAXES

     The provisions for income taxes are detailed below:

                                              1996          1995            1994
                                           ----------    ----------      ----------
Current tax provision:
  Federal                                  $1,719,000    $1,982,000      $  581,000
  State                                       394,000       439,000         284,000
                                           ----------    ----------      ----------
    Total current                           2,113,000     2,421,000         865,000
                                           ----------    ----------      ----------
Deferred tax (benefit) provision:
  Federal                                    (643,000)          -           181,000
  State                                      (146,000)          -            18,000
                                           ----------    ----------      ----------
    Total deferred                           (789,000)          -           199,000
                                           ----------    ----------      ----------
      Total income tax provision           $1,324,000    $2,421,000      $1,064,000
                                           ==========    ==========      ==========

     The difference between income tax computed at the federal statutory rate and the actual tax provision is shown below:

                                                                        1996             1995              1994
                                                                     ----------       ----------        ----------
Income before provision for taxes and extraordinary item             $2,663,000       $1,574,000        $2,551,000
                                                                     ==========       ==========         =========

Tax provision at the statutory rate                                  $  905,000       $  535,000        $  867,000
                                                                     ----------       ----------        ----------

Increase (decrease) in taxes:
  Taxes related to extraordinary loss                                      -                -              (87,000)
  Change in valuation allowance for deferred taxes                     (956,000)       1,023,000           156,000
  State income tax, net of federal benefit                              329,000           94,000           241,000
  Write-off of intangibles                                                 -             562,000              -
  Meals and entertainment                                               134,000          162,000            44,000
  Goodwill amortization                                                   8,000           10,000            91,000
  Cash surrender value of life insurance                                 45,000           26,000            29,000
  Non-taxable investment income                                        (198,000)            -                 -
  Merger costs and expenses                                           2,216,000             -                 -
  Utilization of tax net operating losses                              (776,000)            -                 -
  Other, net                                                              9,000           30,000            48,000
  Income of S-Corporation                                              (392,000)         (21,000)         (325,000)
     Total increase in taxes                                            419,000        1,886,000           197,000
                                                                     ----------       ----------        ----------
       Total income tax provision                                    $1,324,000       $2,421,000        $1,064,000
                                                                     ==========       ==========        ==========

Effective tax rate                                                         49.7%           153.8%             41.7%
                                                                     ==========       ==========        ==========

     Deferred income taxes for 1996 and 1995 reflect the impact of temporary differences between the financial statement and tax bases of assets and liabilities. The tax effect of temporary differences which create deferred tax assets and liabilities at March 29, 1996 and March 30, 1995 are detailed below:

                                                                     1996             1995
Deferred tax assets:
  Merger costs and expenses                                     $   204,000      $      -
  Allowance for doubtful accounts and sales returns                 717,000          537,000
  Intangibles                                                       681,000          444,000
  Inventory uniform cost capitalization                             482,000          380,000
  Net operating loss carryforwards                                  219,000          995,000
  Accrued expenses                                                  399,000          478,000
  Reserve for inventory obsolescence                                105,000           66,000
  Other                                                             197,000             -
                                                                -----------      -----------
    Gross deferred tax assets                                     3,004,000        2,900,000
                                                                -----------      -----------
Deferred tax liabilities:
  Excess of tax depreciation and amortization over
      book depreciation and amortization                         (1,179,000)        (847,000)
Other                                                              (136,000)        (197,000)
                                                                -----------      -----------
    Gross deferred tax liabilities                               (1,315,000)      (1,044,000)
                                                                -----------      -----------
                                                                  1,689,000        1,856,000
      Valuation allowance                                          (900,000)      (1,856,000)
                                                                -----------      -----------
      Net deferred tax asset                                    $   789,000      $      -
                                                                ===========      ===========

     A valuation allowance has been provided for those temporary differences for which utilization is uncertain. Based on an evaluation of the realizability of deferred tax assets at March 29, 1996, the valuation allowance was reduced by $956,000.

     The income tax benefits related to the exercise or early disposition of certain stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts approximated $2,687,000 and $0 for fiscal years 1996 and 1995, respectively.

     At March 29, 1996, the Company had net operating loss carryforwards for income tax purposes of approximately $564,000 which expire from 2006 to 2011.


7.  RELATED-PARTY TRANSACTIONS

     A member of the board of directors provides legal services as general counsel to the Company. Fees for such legal services were approximately $136,000, $124,000, and $92,000 in 1996, 1995, and 1994, respectively.

     A member of the board of directors is Chairman and CEO of the insurance company that administered the Company's self-insurance program through December 31, 1995. Administrative fees paid to such company were approximately $484,000 during the first nine months of fiscal year 1996, $339,000 for fiscal year 1995 and $73,000 for the three months during which the company administered claims in fiscal year 1994. The Company changed its medical insurance administrator as of January 1, 1996 to an unrelated party.

     Taylor had the following related party transactions with persons who were shareholders or officers of Taylor before the Merger. Taylor had notes receivable of $823,022 outstanding at March 30, 1995 with interest received in fiscal 1995 of $241,000. This note was settled in fiscal 1996. Taylor also had notes payable of $5,966,000 outstanding at March 30, 1995 with interest payments of $777,000 in fiscal 1995. These notes payable were repaid by the Company in fiscal 1996 in conjunction with the Merger.


8. STOCK OPTION PLANS

INCENTIVE STOCK OPTION PLAN

     Under the Company's qualified 1986 Incentive Stock Option Plan, 8,001,000 shares of the Company's common stock are reserved for sale to officers and key employees. Options may be granted at prices not less than fair market value at the date of grant and are exercisable during periods of up to five years from that date. The exercisability of the options is not subject to future performance.

Information regarding this plan is summarized below:

                              Number of        Exercise Price
                               Shares             Per Share
                              ---------        --------------
Balance, April 1, 1993        1,486,659          $1.02-$2.02

Granted                         630,000            2.10-2.31
Exercised                      (503,508)           1.02-2.10
Canceled                        (72,654)           1.43-2.10
                              ---------          -----------
Balance, March 31, 1994       1,540,497            1.02-2.31

Granted                         648,000            3.67-5.67
Exercised                      (817,899)           1.01-3.67
Canceled                        (12,000)                1.59
                              ---------          -----------
Balance, March 30, 1995       1,358,598            1.43-5.67

Granted                            -                    -
Exercised                      (607,405)           1.43-5.67
Canceled                        (30,297)           1.01-5.67
                              ---------          -----------
Balance, March 29, 1996         720,896          $2.10-$5.67
                              =========          ===========

     No compensation expense has been recorded because the options were granted at fair market value. As of March 29, 1996, approximately 2,388,000 shares of common stock are available for issuance under the plan. The Company does not intend to issue any more options under this plan.

OPTIONS ISSUED IN EXCHANGE FOR FORMER TAYLOR MEDICAL OPTIONS

     In conjunction with the acquisition of Taylor Medical, Inc., the Company assumed the nonqualified Taylor Medical Stock Option Plans of 1986 and 1993. The options outstanding at the time of acquisition were converted to allow grantees the right to acquire the Company's common stock at a rate consistent with the merger's stock pooling agreement. All options under this plan are priced at $5.08 per common share. Options are not subject to future performance.

     Information regarding these options is summarized below:

                               Number of        Exercise Price
                                Shares             Per Share
                               ---------        --------------
Balance, April 1, 1993          282,222              $5.08

Granted                         337,362               5.08
Exercised                          -                  -
Canceled                         (5,808)              5.08
                               --------              -----
Balance, March 31, 1994         613,776               5.08

Granted                          15,747               5.08
Exercised                        (5,118)              5.08
Canceled                         (8,268)              5.08
                               --------              -----
Balance, March 30, 1995         616,137               5.08

Granted                           7,825               5.08
Exercised                      (538,815)              5.08
Canceled                           -                  -
                               --------              -----
Balance, March 29, 1996          85,147              $5.08
                               ========              =====

The Company does not intend to issue any more options under this plan.

LONG TERM STOCK PLAN

     In March 1994, the Company adopted the 1994 Long Term Stock Plan under which the Compensation Committee has discretion to grant nonqualified stock options and restricted stock to any employee of the Company. A total of 2,190,000 shares of the Company's common stock, as adjusted by stock splits, consolidations, or other changes in capitalization, have been reserved for issuance under this plan. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant.

Information regarding the stock option component of this plan is summarized below:


                              Number of   Exercise Price
                               Shares        Per Share
                              ---------   --------------
Balance, March 31, 1994           -                -
Granted                        160,200     $ 5.29-$5.79
Exercised                         -                -
Canceled                          -                -
                               -------     ------------
Balance, March 30, 1995        160,200        5.29-5.79

Granted                        492,300       5.29-24.75
Exercised                      (37,500)    10.67-14.875
Canceled                          -                -
                               -------     ------------
Balance, March 29, 1996        615,000     $5.29-$24.75
                               =======     ============

     As of March 29, 1996, approximately 1,537,500 shares of common stock were available for issuance under the plan.

LONG TERM INCENTIVE PLAN

     In March 1994, the Company adopted the 1994 Long Term Incentive Plan which provides officers with performance awards, consisting of cash or registered shares of common stock, or a combination thereof, based primarily upon the Company's total shareholder return as ranked against the companies comprising the NASDAQ Composite Index over a three year period. The maximum payable under this plan to an eligible employee, whether in the form of cash or common stock, may not exceed $1 million per fiscal year. The Company has accrued approximately $160,000 related to awards granted under this plan.

     The plan also provides for nonqualified stock options or restricted stock to be granted at the full discretion of the Compensation Committee of the Board of Directors. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant and accordingly, no compensation expense has been recorded in connection with the stock options granted. The aggregate number of shares of common stock, including shares reserved for issuance pursuant to the exercise of options, which may be granted or issued, may not exceed 730,000 shares.

     Information regarding the stock option component of the plan is summarized below:


                              Number of       Exercise Price
                               Shares            Per Share
                              ---------       --------------
Balance, March 30, 1995           -                  -

Granted                        350,643            $14.875
Exercised                      (32,406)            14.875
Canceled                          -                  -
                               -------            -------
Balance, March 29, 1996        318,237            $14.875
                               =======            =======

     To date, no cash, registered shares, or restricted stock have been issued under this plan.

DIRECTORS' STOCK PLAN

     In March 1994, the Company adopted the Directors' Stock Plan under which non-employee directors receive an annual grant of an option to purchase 4,500 shares of common stock. A total of 135,000 shares of the Company's common stock, as adjusted for stock splits, consolidations, or other changes in capitalization, have been reserved for issuance under this plan. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant and accordingly, no compensation expense has been recorded in connection with the stock options granted. Each non-employee director receives a grant of 1,500 restricted shares per remaining term year on the Board.


Information regarding the stock option component of this plan is summarized below:


                             Number of      Exercise Price
                              Shares          Per Share
                             ---------      --------------
Balance, March 31, 1994          -                  -

Granted                        27,000        $       5.48
Exercised                        -                  -
Canceled                         -                  -
                               ------        ------------
Balance, March 30, 1995        27,000                5.48

Granted                        22,500               14.75
Exercised                      (4,500)               5.48
Canceled                         -                  -
                               ------        ------------
Balance, March 29, 1996        45,000        $5.48-$14.75
                               ======        ============

     To date 7,500 restricted shares have been issued under this plan.

9.  EMPLOYEE BENEFIT PLANS

     The Company has an employee stock ownership plan ("ESOP") available to all employees with at least one year of service. Effective January 1, 1996, the Company amended the plan to allow participants to direct the investment of a portion of their plan balance. Prior to this change, the trustees directed the investment of the participants' balances. As of March 29, 1996, the ESOP owns approximately 2,053,000 shares of the Company's common stock. Company contributions to the plan were $120,000, $85,175, and $80,000 for 1996, 1995, and 1994, respectively, and are made at the discretion of the Company.

     The Company also has an employee stock purchase plan available to employees with at least one year of service. The plan allows eligible employees to purchase Company stock over the counter through payroll deductions.


10.  BUSINESS ACQUISITIONS

POOLING WITH TAYLOR

     On August 21, 1995, the Company issued approximately 3,790,000 shares of its common stock in exchange for all of the outstanding common stock of Taylor, including approximately 416,000 shares held in escrow to satisfy certain obligations of Taylor related to its operations prior to the merger.
Subsequent to August 21, 1995, approximately 244,000 shares of common stock were returned to the Company as settlement of the escrow and were canceled. These canceled shares had no resulting impact on the net income per share calculation. The merger has been accounted for as a pooling-of-interests and, accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of Taylor for all periods prior to the merger.

     Separate net sales, net income (loss) and other changes in shareholders' equity of the merged entities prior to the merger are presented in the following table.


(Dollars in thousands)          April 1 through
                                 June 30, 1995
                                  (Unaudited)      March 30, 1995       March 31, 1994
                                ------------------------------------------------------
Net sales
  PSS                            $ 73,670,000       $236,188,000          $169,703,000
  Taylor                           31,640,000        130,097,000           134,789,000
--------------------------------------------------------------------------------------
Combined                         $105,310,000       $366,285,000          $304,492,000

Net income
  PSS                            $    980,000       $  3,680,000          $  1,595,000
  Taylor                              193,000         (4,589,000)             (941,000)
--------------------------------------------------------------------------------------
Combined                         $  1,173,000       $   (909,000)         $    654,000

Other changes in
 shareholders' equity
  PSS                            $  1,036,000       $ 24,075,000          $  2,042,000
  Taylor                                1,000             26,000             1,669,000
--------------------------------------------------------------------------------------
Combined                         $  1,037,000       $ 24,101,000          $  3,711,000

OTHER POOLINGS

     During fiscal 1996, the Company merged with three other medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method, by issuing 290,586 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying consolidated financial statements have not been restated for periods prior to the pooling due to immateriality. Accordingly, the results of operations have been reflected in the consolidated financial statements prospectively from the acquisition date and the accumulated retained earnings as of their acquisition dates of approximately $1.3 million have been recorded as adjustments to the accumulated deficit of the Company.

ASSET PURCHASES

     During fiscal 1996, the Company acquired certain assets, accounted for by the purchase method, including accounts receivable, inventories, equipment, and other assets of seven medical supplies and equipment distributors for $5,479,804. The aggregate purchase price paid consisted of cash of $2,838,529, assumption of accounts payable and accrued liabilities of $2,520,275, and the issuance of 5,700 shares of common stock with a fair market value of $121,000. The excess of the purchase price over the estimated fair value of the net assets acquired of $1,154,009 has been recorded as goodwill and will be amortized over thirty years. In addition, the Company entered into noncompete agreements with shareholders of the acquired companies which provide for payments of $1,170,000 through the year 2000. The operations of the acquired companies have been included in the Company's results of operations subsequent to the dates of acquisition. The operations of the acquired companies have been included in the Company's results of operations subsequent to the dates of acquisition.

     During fiscal 1995, the Company acquired certain assets, including accounts receivable, inventories, equipment, and other assets, of nine medical supplies and equipment distributors for $11,553,433. The aggregate purchase price paid consisted of cash of $6,853,130, assumption of accounts payable and accrued liabilities of $4,182,890, and the issuance of 69,618 shares of common stock with a fair market value of $517,413. The excess of the purchase price over the estimated fair value of the net assets acquired of $3,962,404 has been recorded as goodwill. In addition, the Company entered into noncompete agreements with shareholders and an officer of the acquired companies which provide for payments of $2,319,231 through the year 1998.

     During fiscal 1995, Taylor acquired certain assets of three medical supplies and equipment distributors for $2,157,000, of which $567,000 consisted of promissory notes.

     All of these acquisitions have been accounted for as purchases, and accordingly, the results of operations acquired have been included in the financial statements since the dates of acquisition. Supplemental pro forma information is not presented because the impact on the Company's results of operations would not be material.


11.  COMMITMENTS AND CONTINGENCIES

     Although the Company does not manufacture products, the distribution of medical supplies and equipment entails inherent risks of product liability. The Company has not experienced any significant product liability claims and maintains product liability insurance coverage. In addition, the Company is party to various legal and administrative proceedings and claims arising in the normal course of business. While any litigation contains an element of uncertainty, management believes that the outcome of any proceedings or claims which are pending or known to be threatened will not have a material adverse effect on the Company's consolidated financial position, liquidity, or results of operations.

     The Company has employment agreements with certain executive officers which provide that in the event of their termination or resignation, under certain conditions, the Company may be required to continue salary payments and provide insurance for a period ranging from 12 to 36 months for the chief executive officer and from 3 to 12 months for other executives and to repurchase a portion or all of the shares of common stock held by the executives upon their demand. The period of salary and insurance continuation and the level of stock repurchases are based on the conditions of the termination or resignation.


12.  ABBOTT LABORATORIES DISTRIBUTION AGREEMENT

     On March 27, 1995, the Company signed a Distribution Agreement with Abbott Laboratories providing for the exclusive distribution of certain Abbott diagnostic products. The Abbott Agreement, effective April 1, 1995, has a five year term, although it may be terminated earlier if the Company fails to meet certain performance objectives. Under the Abbott Agreement, the Company has become the exclusive distributor in the United States of certain Abbott diagnostic products and reagents to office-based physician practices with 24 or fewer physicians per office site. The Abbott Agreement also provides the Company's sales force with access to over 15,000 physician practices that were not previously purchasing diagnostic products from the Company. Simultaneous with the closing of the Abbott Agreement, Abbott purchased 825,000 unregistered, restricted shares of PSS common stock. A three year irrevocable proxy to the PSS Board of Directors and a perpetual stand still agreement were provided by Abbott in the Stock Purchase Agreement.


13.  SALES OF ASSETS

     On July 1, 1994, Taylor sold the assets of its Taylor Home Health division for $12,000,000 in cash and an escrow receivable of $1,051,000 based on subsequent receivables collections and other factors, resulting in a gain on sale of assets of $2,078,134. In March 1995, Taylor negotiated a final settlement of the escrowed receivable which included the return to Taylor of certain receivables. Taylor recorded a $600,000 reduction in the gain originally recognized to record these receivables at their estimated net realizable value. The net gain of approximately $1,478,000 is included in other income for fiscal year 1995.

     On November 30, 1994, Taylor sold the assets of its Labcare division, whose principal business was the repair of medical equipment, for $1,100,000, resulting in a loss of approximately $403,000. In March 1995, Taylor recorded an additional loss on the sale of approximately $154,000 related to the write-down of certain notes receivable issued in conjunction with the sale. The net loss of approximately $558,000 is included in other income for fiscal year 1995.

14.  MERGER COSTS AND EXPENSES AND RESTRUCTURING CHARGES

     During fiscal 1996, the Company recorded non-recurring merger costs and expenses of $15,731,716 associated with the merger of PSS and Taylor and the other poolings. Such costs include direct merger costs consisting primarily of investment banking, legal, accounting, and filing fees as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, and reducing personnel.

     During fiscal 1995, Taylor management concluded that recent industry developments had affected their strategy and operations. Taylor assessed its relative position in its major markets and determined that competitive pressures on margins and cost structures in its Arizona, Indiana and Massachusetts distribution centers as well as the prospects for its physician consulting services and equipment repair businesses would not result in full realization of the future benefits expected from the related intangible assets. Accordingly, Taylor management concluded that the intangible assets were impaired and recorded a $4,388,592 noncash charge to write off the intangible assets associated with these markets and operations.

     In 1994, Taylor recorded a restructuring charge of $307,686 relating to rationalizing locations and staffing while retaining locations of acquired companies.


15.  SUBSEQUENT EVENTS

ACQUISITION OF DECKERS

     On April 10, 1996, the Company acquired Deckers, a medical equipment and supply distribution company located in Leuven, Belgium. The Company acquired certain assets, accounted for by the purchase method, including accounts receivable, inventories, equipment, and other assets for $10.8 million. The aggregate purchase price paid consisted of cash of $7.9 million and assumption of accounts payable and accrued liabilities of approximately $2.9 million. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $1.0 million has been recorded as goodwill and will be amortized over thirty years. In addition, the Company entered into noncompete agreements with shareholders of the acquired companies which provide for payments of approximately $167,000.

     Deckers will transact its business in a functional currency other than U.S. dollars. As such, the Company will be subject to foreign currency translation risk. The Company intends to hedge this risk.

POOLING WITH X-RAY GA

     On December 20, 1996, the Company acquired X-ray GA in a merger pursuant to which the Company issued 593,672 shares of common stock to the former shareholders of X-ray GA, (of which 52,675 shares are currently being held in escrow) in exchange for all of the outstanding shares of capital stock of X-ray Georgia valued at $11.0 million at the time of the merger. The merger has been accounted for as a pooling-of-interests and, accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of X-ray GA for all periods prior to the merger.

     X-ray GA was an S-Corporation for income tax purposes and, therefore did not pay U.S. federal income taxes. X-ray GA will be included in the company's U.S. federal income tax return subsequent to the date of acquisition. Separate net sales, net income (loss) and related per share amounts of merged entities are presented in the following table. In addition, the table includes pro forma net income (loss) and net income (loss) per share amounts which reflect pro forma adjustments to present income taxes of X-ray GA on the basis on which they will be reported in future periods.



(Dollars in thousands)          March 29, 1996    March 30, 1995    March 31, 1994
                                --------------    --------------    --------------
Net sales
  PSS and Taylor combined          $ 483,294         $ 366,285         $ 304,492
  X-ray GA                            45,730            47,016            46,711
--------------------------------------------------------------------------------
Total                              $ 529,024         $ 413,301         $ 351,203


Net income
  PSS and Taylor combined          $   2,492         $    (909)        $     654
  X-ray GA                             1,153                62               506
--------------------------------------------------------------------------------
Net income  (loss) as reported     $   1,339         $    (847)        $   1,160
Pro forma tax provision for
  X-ray GA                               438                23               192
--------------------------------------------------------------------------------
Pro forma net income  (loss)       $     901         $    (824)        $     968


Net income  (loss) per share
As reported                        $    0.04         $   (0.04)        $    0.06
Pro forma                          $    0.03         $   (0.03)        $    0.05


Other changes in
 shareholders' equity
  PSS and Taylor combined          $ 152,340         $  24,101         $   3,711
  X-ray GA                              (455)         (516,000)         (181,000)
--------------------------------------------------------------------------------
Total                              $ 151,885         $  23,585         $   3,530

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PHYSICIAN SALES & SERVICE, INC.



                                    By: /s/ David A. Smith
                                       -----------------------------------------
                                        David A. Smith,
                                        Executive Vice President and Chief
                                        Financial Officer

Dated: March 5, 1997